Pure Cycle Corporation 8-K

Exhibit 99.1

Pure Cycle Corporation Announces Fiscal Year Ended 2013

 Financial Results

Denver, Colorado – November 25, 2013 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) today reported financial results for its fiscal year ended August 31, 2013. Basic and diluted loss per share decreased 76% from a loss of $.72 per share in 2012 to $.17 per share in 2013. Impairments during 2012 accounted for $.50 of the 2012 loss per share.

We’re extremely pleased with our results for Fiscal 2013, delivering record revenue, decreased losses, and the addition of a new operating segment,” commented Mark Harding, President of Pure Cycle Corporation. “This was an exciting year for Pure Cycle, both operationally and financially, and we are confident that as we continue to expand water sales and our farming operations we will be well positioned to continue our strong performance and drive long-term shareholder value.”

The following table summarizes results of operations for the fiscal years ended August 31, 2013 and 2012:

	Fiscal Years Ended August 31,
	2013	2012	$ Change	% Change
Revenues	$1,857,500	$284,400	$1,573,100	553%
Cost of revenues	(393,300)	(188,000)	(205,300)	109%
Gross margin	1,464,200	96,400	1,367,800	1419%
Operating expenses:
General and administrative	(2,333,200)	(2,374,100)	40,900	-2%
Other	(220,800)	(12,222,400)	12,001,600	-98%
Loss from operations	(1,089,800)	(14,500,100)	13,410,300	-92%
Other (expense) income:
Interest on TPF and Convertible Debt	(3,275,400)	(3,470,500)	195,100	-6%
Other income	460,200	551,900	(91,700)	-17%
Other expenses	(245,500)	—	245,500	-100%
Net loss	$(4,150,500)	$(17,418,700)	$13,759,200	-79%

Loss per share	$(0.17)	$(0.72)	$0.55	76%

Revenues increased approximately 553% during the our fiscal 2013 attributable to (i) increased water sales due to delivery of frack water to the area; and, (ii) we assumed management of our farms and began receiving 100% of the income generated from our agricultural farm operations when, as of August 31, 2012, we terminated a property management agreement with High Plains A&M, LLC (“HP A&M”), after HP A&M defaulted on certain promissory notes due to third parties.

During 2013 we entered into a Water Supply Agreement with Select Energy Services to provide water for use to drill and frack oil and gas wells in and around our service area. Three wells were drilled in 2012 and to date in 2013 14 wells have been drilled with an additional well under development near our service area. We provided water needed to frack the wells drilled and are supplying a portion of the water for the well currently being developed.

Our summarized financial position as of August 31, 2013 and 2012 is as follows:

	August 31,
	2013	2012	$ Change
Assets
Cash, cash equivalents and marketable securities	$2,448,400	$1,623,500	$824,900
Other current assets	7,451,600	6,038,300	1,413,300
Total current assets	9,900,000	7,661,800	2,238,200
Investments in water and water systems, net	88,512,200	88,510,400	1,800
Land - Sky Ranch	3,768,000	3,778,500	3,768,000
Other long-term assets	6,438,100	11,631,400	(5,193,300)
Total assets	$108,618,300	$111,582,100	$(2,963,800)

Liabilities and Shareholders' Equity
Current liabilities	$733,400	$913,900	$(180,500)
Current portion of mortgages payable	4,668,900	5,340,900	(672,000)
Tap participation fee payable to HP A&M	59,807,300	68,269,200	(8,461,900)
Other long-term liabilities	5,636,200	6,940,300	(1,304,100)
Total liabilities	70,845,800	81,464,300	(10,618,500)
Total shareholders' equity	37,772,500	30,117,800	7,654,700
Total liabilities and shareholders' equity	$108,618,300	$111,582,100	$(2,963,800)

Levels of cash, cash equivalents and marketable securities increased as a result of the foreclosure sale of 1.5 million shares of Pure Cycle common stock owned by HP A&M pledged to secure the payment and performance by HP A&M of the promissory notes described above, which were partially offset by cash payments to acquire certain of the promissory notes defaulted upon by HP A&M.

We will host a conference call on Tuesday December 3, 2013 at 3PM Eastern (1PM Mountain) to discuss these results. Call details are below. Additionally, we have posted a detailed slide presentation which overviews the Company and presents summary financial results on our website which can be accessed at www.purecyclewater.com.

CALL DETAILS
When:
Call in number:	1-877-307-1379 (no pass codes required)
Replay available until:	December 10, 2013
Replay call in number:	1-800-585-8367
Passcode:	16653270

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Forward-looking statements are all statements, other than statements of historical facts, including in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K and those factors discussed from time to time in our press releases, public statements and documents filed or furnished with the U.S. Securities and Exchange Commission. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated or intended. Except as required by law, we disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Information

Pure Cycle owns water assets in several river basins in the State of Colorado as well as certain aquifers in the Denver, Colorado metropolitan area. Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area including the design, construction, operation and maintenance of water and wastewater systems. Pure Cycle also owns approximately 16,700 acres in Southeastern Colorado that are leased to area farmers.

Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456 or at info@purecyclewater.com.